AMENDMENT NUMBER FOUR TO LOAN AGREEMENT

     This Amendment Number Four to Loan Agreement (the "Amendment") is made as of the 31st day of October, 2000, by and between DATARAM CORPORATION, a New Jersey corporation, having an address at Route 571, Princeton Road, West Windsor Township, New Jersey (the "Borrower") and FIRST UNION NATIONAL BANK, successor by merger to CoreStates Bank, N.A., successor by merger to New Jersey National Bank, having an address at 370 Scotch Road, West Trenton, New Jersey 08628 (the "Bank").


                             BACKGROUND

     WHEREAS, the Borrower and the Bank entered into a certain Loan Agreement dated October 27, 1994 (the "Loan Agreement"), as amended by Amendment Number One to Loan Agreement dated November 1, 1996, by the Letter Agreement dated October 22, 1997, by Amendment Number Two to Loan Agreement dated October 26, 1998, and by Amendment Number Three to Loan Agreement dated October 29, 1999 (the Loan Agreement, as amended through the date hereof is referred to herein as the "Agreement");

     WHEREAS, the Borrower and the Bank have agreed to further amend the Agreement to maintain the amount of the Revolver Credit Advance Limit at $12,000,000 until October 31, 2001, then decrease the amount of the Revolver Credit Advance Limit to $6,000,000 from November 1, 2001, extend the Revolving Credit Maturity Date to October 31, 2002, and amend and modify the Agreement as hereinafter set forth.

     WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Agreement.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Revolving Credit Maturity Date is hereby extended to October 31, 2002. To that end, the definition of Revolving Credit Maturity Date contained in Section 1.02 of the Agreement is hereby amended to read in its entirety as follows:

          "Revolving Credit Maturity Date" means October 31, 2002.

2. The amount of the Revolver Credit Advance Limit is maintained at $12,000,000 from November 1, 2000 until October 31, 2001, then decreased to $6,000,000 on November 1, 2001 until the Revolver Credit Maturity Date. To that end, the definition of Revolving Credit Advance Limit contained in
Section 1.02 of the Agreement is hereby amended to read in its entirety as follows:

           "Revolving Credit Advance Limit" means the sum of Twelve Million Dollars ($12,000,000) through October 31, 2001 and the sum of Six Million Dollars ($6,000,000) from November 1, 2001 until the Revolving Credit Maturity Date.

3. The Borrower shall execute and deliver to the Bank a replacement revolver note of the Borrower in substantially the form attached as Exhibit A-1 (the "Fourth Replacement Revolver Note") to evidence the indebtedness of the Borrower for the Revolving Credit Advances by the Bank. The Fourth Replacement Revolver Note shall replace and supercede the Revolver Note of the Borrower to the Bank dated October 27, 1994, the Replacement

                                       1

Revolver Note of the Borrower to the Bank dated November 1, 1996, the Second Replacement Revolver Note of the Borrower to the Bank dated October 26, 1996 [which should have been dated 1998] and the Third Replacement Revolver Note of the Borrower to the Bank dated October 29, 1999 (collectively, the "Original Notes"), but shall not extinguish the Borrower's unconditional obligation to repay the indebtedness evidenced by the Original Notes. All references in the Agreement to the Revolver Note shall henceforth be deemed to refer to the Fourth Replacement Revolver Note.

4. The effectiveness of this Amendment is conditioned upon the Bank's receipt of the following documents:

      (A)     This Amendment Number Three to Loan Agreement; and

      (B)     Fourth Replacement Revolver Note.

5. Representations and Warranties. In order to induce the Bank to enter into this Amendment, the Borrower makes the following representations and warranties to the Bank, which shall survive the execution and delivery hereof:

          (1) It is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to execute, deliver and perform its obligations under the Agreement as amended by this Amendment;

          (2) The execution and delivery of this Amendment has been authorized by all necessary corporate action on its part, this Amendment has been duly executed and delivered by it; and this Amendment and the Agreement, as amended hereby, constitutes the legal, valid and binding obligations of it enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, moratorium laws from time to time in effect and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

          (3) Neither the execution and delivery of this Amendment, nor the consummation by the Borrower of the transactions herein contemplated, nor compliance with the terms, conditions and provisions hereof will conflict with or result in a breach of any of the terms, conditions or provisions of (i) its Articles or Certificate of Incorporation or By-Laws;
(ii) any other agreement or instrument to which it is now a party or by which it or its property is, or may be, bound, or constitute a default thereunder, or result thereunder in the creation or imposition of any security interest, mortgage, lien, charge or encumbrance of any nature whatsoever upon any of its properties or assets; or (iii) any judgment or order, writ, injunction or decree of any court to which it is subject;

          (4) No action of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with the execution, delivery and performance of this Amendment;

                                     2


          (5) No Event of Default has occurred and is continuing under the Agreement, and no event has occurred which, with notice, lapse of time or both, would constitute such an Event of Default; and

          (6) The representations and warranties set forth in the Agreement and the other Loan Documents are true and correct as of the date hereof in all material respects (as updated to reflect Borrower's most recent financial statements).

6. Full Force and Effect. The parties hereto acknowledge and agree that this Amendment is incorporated into and made a part of the Agreement and the other Loan Documents, the terms and provisions of which, unless expressly modified herein, or unless no longer applicable by their terms, continue unchanged and in full force and effect. To the extent that any term or provision in the Amendment is or may be deemed expressly inconsistent with any term or provision in the Agreement and the other Loan Documents, the terms and provisions hereof shall control. This Amendment is limited as written and shall not be deemed (i) to be an amendment of or a consent under or waiver of any other term or condition of the Agreement or (ii) to prejudice any right or rights which the Bank now has or may have in the future under or in connection with the Agreement or the other Loan Documents.

7. Security Interests. It is agreed and confirmed that after giving effect to this Amendment, the security interests granted by the Borrower pursuant to the Security Agreement and the other Loan Documents secure, inter alia, the payment of the obligations arising under the Agreement, as amended by this Amendment.

8. Indemnity. Borrower agrees to indemnify Bank from and against any and all claims, losses and liabilities growing out of or resulting from this Amendment.

9.     Miscellaneous.

     (1) Headings. The section headings contained in this Amendment are included for convenience of reference only and shall not be used to interpret any provision of this Amendment.

     (2) Governing Law. The laws of the State of New Jersey shall govern the construction of this Amendment and the rights and remedies of the parties thereto. The provisions hereof are severable and the validity or unenforceability of any provision shall not effect or impair the remaining provisions which shall continue in full force and effect. This Amendment shall bind the parties hereto and their respective successors and assigns.

     (3) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

     (4) Third Parties. No rights are intended to be created hereunder for the benefit of any third party, creditor or incidental beneficiary.

     (5) Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all which when taken together shall constitute one and the same agreement.

                                    3


IN WITNESS WHEREOF, the parties have caused the Amendment to be executed as of the date first above written.

ATTEST:                                   DATARAM CORPORATION,
                                          A New Jersey corporation


By:_________________________              By:______________________________

   _________________________                 ______________________________
   Print Name and Title                        Print Name and Title


                                          FIRST UNION NATIONAL BANK


                                          By:______________________________

                                             ______________________________
                                                Print Name and Title







                                  4

                               EXHIBIT A-1
                                 FOURTH
                               REPLACEMENT
REVOLVER NOTE



$12,000,000.00                                     West Windsor, New Jersey
                                                     as of October 31, 2000


     FOR VALUE RECEIVED, DATARAM CORPORATION, a New Jersey corporation, having an address at Route 571, Princeton Road, West Windsor Township, New Jersey 08543 ("Borrower"), promises to pay the order of FIRST UNION NATIONAL BANK, successor by merger to CoreStates Bank, N.A., successor by merger to New Jersey National Bank, a national banking association, having its principal office at 370 Scotch Road, West Trenton, New Jersey 08628 ("Bank"), at its offices or at such other address as may hereafter be specified by Bank, in lawful money of the United States of America, the principal sum of TWELVE MILLION DOLLARS ($12,000,000.00), or the aggregate unpaid principal amount of all Revolving Credit Advances (as defined in the Loan Agreement, hereinafter referred to) made to the Borrower by the Bank (the "Loan") pursuant to the Loan Agreement, together with interest thereon at the rate or rates and in the installments and at the times hereinafter provided.

     1. Definitions. Whenever used in this Fourth Replacement Revolver Note, the following words and phrases shall have the respective meanings ascribed to them below.

          (1) "Adjusted LIBOR Rate" - means the LIBOR Rate plus the Applicable Margin.

          (2) "Adjusted Prime Rate" - means the Prime Rate minus the Applicable Margin.

          (3) "Applicable Margin" - means, for Prime Rate Tranches 0.75% per annum and for LIBOR Tranches 1.00% per annum.

          (4)  "Bank" - as defined in the introductory paragraph hereof.

          (5) "Borrower" - as defined in the introductory paragraph hereof.

          (6) "Business Day" - means any day other than a Saturday, Sunday, or other day on which commercial banks in New Jersey are authorized or required to close under the laws of the State of New Jersey.

          (7)  "Contract Right" - as defined in Section 7 hereof.

          (8) "Default" - means and refers to any event, act or occurrence, which with the passing of time or the giving of notice or both, would constitute and Event of Default as defined in the Loan Agreement.

          (9) "Default Rate" - means and refers to any event, act or occurrence, which with the passing of time or the giving of notice or both, would constitute an Event of Default as defined in the Loan Agreement.


          (10) "Dollars" and "$" - mean lawful money of the United States of America.

          (11) "Effective Date" - means, for the Prime Rate Tranche, the date on which a Prime Rate Interest Period commences, pursuant to Section 3 hereof, for the LIBOR Tranche, the date Borrower designates as the date on which a LIBOR Interest Period is to commence pursuant to Section 3 hereof.

          (12) "Event of Default" - shall mean and Event of Default as defined in the Loan Agreement.

          (13) "Indemnified Loss or Expense" - as defined in Section 4 hereof.

          (14) "Interest Period" - means any period during which the Interest Rate is the Adjusted Prime Rate, or any Adjusted LIBOR Rate, or the Default Rate, as appropriate.

          (15) "Interest Rate" - means the Adjusted LIBOR Rate and the Adjusted Prime Rate, or the Default Rate, as appropriate.

          (16) "LIBOR Interest Period" - for a LIBOR Tranche means, initially, the period of time, beginning on an Effective Date and ending one, two or three months thereafter, as selected by Borrower-by telephone or in writing (and if by telephone, confirmed by Borrower the same day by facsimile), during which the Interest Rate for such LIBOR Tranche is the Adjusted LIBOR Rate and thereafter, each period commencing on the last day of the immediately preceding LIBOR Interest Period and ending one, two or three months thereafter, as selected by Borrower-by telephone or in writing (and if by telephone, confirmed by Borrower the same day by facsimile), but in no event after the Revolving Credit Maturity Date; subject, however, to the following provisions: (i) if any LIBOR Interest Period would otherwise end on a day which is not a Business Day, that LIBOR Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Interest Period into another calendar month, in which event such LIBOR Interest Period shall end on the immediately preceding Business Day; and (ii) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of a calendar month.

          (17) "LIBOR Rate" - means, for each LIBOR Tranche, with respect to each day during each LIBOR Interest Period, the rate (rounded to the next higher 1/100 of 1%) for U.S. dollar deposits for the relevant LIBOR Interest Period, as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London Business Day before the relevant LIBOR Interest Period begins (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation), adjusted for reserves by dividing that rate by 1.00 minus the LIBOR Reserve.

          (18) "LIBOR Reserve" means the maximum percentage reserve requirement (rounded to the next higher 1/100 of 1% and expressed as a decimal) in effect for any day during the LIBOR Interest Period under the Federal Reserve

Board's Regulation D for Eurocurrency liabilities as defined therein. Notwithstanding the foregoing, if the Borrower has hedged the interest expense incidental to any Loan accruing interest based upon the LIBOR Rate by entering into an interest rate swap transaction pursuant to a swap agreement, LIBOR Rate shall be rounded five decimal places in accordance with the 1991 ISDA Definitions published by the International Swaps and Derivatives Association, Inc.

          (19) "LIBOR Tranche" - means each portion of the Loan to which an Adjusted LIBOR Rate applies.

          (20)  "Loan" - as defined in the introductory paragraph hereof.

          (21) "Loan Agreement" - means the Loan Agreement dated October 27, 1994, as amended by Amendment Number One to Loan Agreement dated November 1, 1996, by the Letter Agreement dated October 22, 1997, by Amendment Number Two to Loan Agreement dated October 26, 1998, by Amendment Number Three to Loan Agreement dated October 26, 1999, by Amendment Number Four to Loan Agreement dated October 31, 2000 and as may be further amended, supplemented, modified or extended from time to time.

          (22)  "Loan Documents" - means this Fourth Replacement Revolver
Note in the Principal amount of up to Twelve Million Dollars
($12,000,000.00), the Loan Agreement and any and all other documents executed by Borrower in connection with the Loan.

          (23) "London Business Day" - means any Business Day on which commercial banks, are open for international business (including dealing in Dollar deposits) in London, England and New Jersey.

          (24) "Material Adverse Effect" - has the meaning given such term in the Loan Agreement.

          (25)  "Maturity Date" - as defined in Section 3 hereof.

          (26)  "Operating Account" - has the meaning given to such term in
Section 3 hereof.

          (27)  "Person" - has the meaning given such term in the Loan
Agreement.

          (28) "Prime Rate" - means for each day, the lending rate set and announced by Bank from time to time for purposes of fixing interest rates on various categories of loans which Bank determines are to be tied to such Prime Rate. The Prime Rate is not necessarily the lowest rate of interest which Bank charges any of its customers.

          (29) "Prime Rate Interest Period" - for a Prime Rate Tranche, means a period of time beginning with an Effective Date, of 365 days in length, selected by Borrower by telephone or in writing (and if by telephone, confirmed by Borrower the same day be facsimile) during which the Interest Rate for such Prime Rate Tranche is the Adjusted Prime Rate. If the Prime Rate Interest Period would otherwise end on a day that is not a Business Day, such Prime

Rate Interest Period shall be extended to the next business Day, unless such Business Day would fall into the next calender month, in which event such Prime Rate Interest Period shall end on the immediately preceding day.

          (30) "Prime Rate Tranche" - means each proportion of the Loan to which the Adjusted Prime Rate applies.

          (31) "Regulation D" - means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

     2.     Interest Rate

          (1) The principal sum outstanding from time to time hereunder shall bear interest from the date or dates advanced until the date repaid at a rate equal to the Adjusted Prime Rate. The Adjusted Prime Rate shall change simultaneously with each change in the Prime Rate.

          (2) Notwithstanding the foregoing, at any time up to that date which is 90 days prior to the Maturity Date, provided no Event of Default or Default has occurred, Borrower shall have the option to fix the interest rate on portions of the Loan of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) or more, in a minimum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) at the Adjusted LIBOR Rate, subject to Bank's ability to secure such funds for such periods.

          (3) Borrower may exercise the option to have portions of the Loan from time to time bear interest at the Adjusted LIBOR Rate by giving bank written notice (which shall be irrevocable), by telephone or in writing, by 10:00 A.M. at least two London Business Days before each proposed LIBOR Tranche, specifying the date and the amount of the proposed LIBOR Tranche and the length of the proposed LIBOR Interest Period. Borrower will confirm any telephonic notice of a proposed LIBOR Tranche the same day by facsimile copy.

          (4)  The interest due on the Loan shall be payable as provided in
Section 3 below.

     3.   Interest and Principal Payments; Maturity Date.

          (1) Prime Rate Loans. Borrower shall pay interest in arrears on the unpaid principal amount of the Prime Rate Tranche, from the date on which the Prime Rate Tranche is created until such principal amount has been repaid in full, or converted to a LIBOR Tranche, as the case may be,
(1) every thirty (30) days after the Effective Date of such Prime Rate Tranche and (2) on the Maturity Date, at the Adjusted Prime Rate.

          (2) Conversions to LIBOR Tranches. By notifying Bank at least two (2) London Business Days prior to an Effective Date, Borrower may convert into a LIBOR Tranche all or any all or any part of any Prime Rate Tranche at any time in a minimum principal amount of $200,000.00. At the end of the applicable LIBOR Interest Period, the LIBOR Tranche will convert to a Prime Rate Tranche unless Borrower notifies Bank at least (2) London Business Bays before the end of the existing LIBOR Interest Period that

Borrower is electing to continue all or any part of the Tranche as a LIBOR Tranche and is selecting a new LIBOR Interest Period.

          (3) LIBOR Tranches. Borrower shall pay interest in arrears on the unpaid principal amount of each LIBOR Tranche at the Adjusted LIBOR Rate for such LIBOR Tranche from the date on which such LIBOR Tranche is created until such principal amount has been paid in full, or converted to a Prime Rate Tranche, as the case may be, (1) every 30 days after the Effective Date of such LIBOR Tranche, and (2) on the Maturity Date at the Adjusted LIBOR Rate.

          (4) Principal Repayment. Borrower shall repay the outstanding principal balance of the Loan, all accrued and unpaid interest thereon and any other sums then outstanding hereunder or under the Loan Documents on October 31, 2001 (the "Maturity Date").

          (5) Operating Account. Borrower covenants and agrees to maintain an operating account with Bank at all times during which any portion of the Loan remains outstanding (the "Operating Account"). Borrower hereby authorizes Bank to charge the Operating Account for all payments hereunder as they become due. Borrower agrees to keep in the Operating Account sufficient amount to make such payments as and when they come due. Bank's failure to so charge the Operating Account in order to satisfy Borrower's payment obligations hereunder shall not relieve Borrower's obligations to make all such payments. In the event that Borrower shall fail to maintain a sufficient balance in the Operating Account to satisfy a payment obligation on the date such payment becomes due, Borrower shall continue to be obligated to make such payment and, if such payment is not made by Borrower in some other manner on or before the date such payment becomes due, such failure shall constitute an Event of Default hereunder. All payments received by Bank from Borrower shall be applied in the following order: (i) to the payment of fees and other costs and expenses then due and owing from Borrower, (ii) to the payment of accrued and unpaid interest then due, (iii) to the payment of any outstanding principal hereunder.

          (6) Interest Calculation. Both before and after any default, interest shall be calculated on the basis of a 360 day year but charged on the basis of the actual number of days elapsed in any calender year or part thereof.

     4.   Prepayments.

          (1) Borrower may repay the Prime Rate Tranches in whole or in part at any time and from time to time in a minimum amount of Two Hundred Thousand Dollars ($200,000.00).

          (2) Borrower may, at any time, prepay the principal balance of a LIBOR Rate Tranche in whole or in part; provided, however, that Borrower shall indemnify Bank against Bank's loss or expense in employing deposits as a consequence of any prepayment of any LIBOR Rate Tranche on a date other than the last day of the LIBOR Interest Period ("Indemnified Loss or Expense"). The amount of such Indemnified Loss or Expense shall be determined by Bank based upon the assumption that Bank funded 100% of such LIBOR Rate Tranche in the London interbank market. Any prepayment shall include accrued and unpaid interest to the date of prepayment on the principal amount prepaid and all other sums due and payable hereunder. Nothing herein shall be deemed to alter or affect any obligations that Borrower may have to Bank under any interest rate swap agreements.
Borrower agrees to pay the Indemnified Loss or Expense upon any prepayment of the LIBOR Tranche, whether voluntary, required by Bank in connection with any acceleration of the indebtedness hereunder upon the occurrence of an Event of Default, or as otherwise required under this Fourth Replacement Revolver Note. A determination of Bank as to the amounts payable pursuant to this Section 4(B) shall be conclusive absent manifest error.

     5. Late Charges. If any installment of principal or interest or both hereunder or other payment required to made by Borrower under the other Loan Documents is not paid within ten (10) days after becoming due, Borrower shall pay to Bank on demand a late charge of five percent (5%) of such overdue amount to reimburse Bank for the additional expenses to be incurred as a result of such delinquency, but such late payment fee shall not obligate Bank to accept any overdue payment hereunder nor limit the rights and remedies available to Bank as a result of Borrower's default, as hereinafter provided. The amount of any such late charge not paid promptly following demand shall be deemed outstanding and payable pursuant to this Fourth Replacement Revolver Note.

     6. Event of Default. An Event of Default shall mean and Event of Default as defined in the Loan Agreement.

     7. Default Rate. Upon the occurrence of an Event of Default hereunder, the interest rate otherwise payable hereunder (the "Contract Rate") shall increase immediately and without notice and thereafter shall be payable at a rate of three (3%) per annum in excess of the Contract Rate (said higher rate is hereinafter called the "Default Rate"), until the Event of Default has been cured, or in the event the principal of this Fourth Replacement Revolver Note has been accelerated, until this Fourth Replacement Revolver Note is paid in full, including the period following entry of any judgment on or relating to this Fourth Replacement Revolver Note or the other Loan Documents. Interest on any such judgment shall accrue and be payable at the Default Rate, and not at the statutory rate of interest, after judgment, any execution thereon, and until actual receipt by the holder of payment in full of this Fourth Replacement Revolver Note and said judgment. Interest at the Default Rate shall be collectible as part of any judgment hereunder and shall be secured by the other Loan Documents.

     8. Remedies. Upon the occurrence of an Event of Default, the Bank shall be entitled to exercise all remedies available to it under the terms of the Loan Agreement.

     9. Accounts. Borrower hereby covenants and agrees that while the Loan is outstanding it will maintain all of its primary operating accounts with the Bank.

    10.  Waivers by Borrower, Cumulative Remedies.

          (1) Borrower hereby waives presentment for payment, demand , notice of non-payment, notice of protest and protest of this Fourth Replacement Revolver Note. The Borrower hereby consents to any and all extensions of time, renewals, waivers or modifications that may be granted by the Bank with respect to the payment or other provisions of this Fourth Replacement Revolver Note, and agrees that additional obligors may become parties hereto without notice to the Borrower without affecting the Borrower's liability hereunder.

          (2) Borrower hereby waives-the benefit of any laws which now or hereinafter might otherwise authorize the stay of any execution to be issued on any judgment covered on this Fourth Replacement Revolver Note. BORROWER HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH THIS FOURTH REPLACEMENT NOTE, THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT AND ANY LEGAL PROCEEDING ARISING HEREUNDER OR THEREUNDER.

          (3) No failure or delay on the part of the Bank in exercising any right, power or privilege under this Fourth Replacement Revolver Note and no course of dealing between the Borrower and the Bank shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege that the Bank would otherwise have. No notice to, or demand on, the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances would constitute a waiver of the right of the Bank to any other or further action and any circumstances without notice or demand.

    11. Costs and Expenses. The Borrower agrees, in accordance with the terms of the Loan Agreement, to pay all costs and expenses of the Bank incurred in order to enforce any remedy available to the Bank under this Fourth Replacement Revolver Note, the Loan Agreement or any Loan Document.

    12. Reimbursement to Bank for Increased Costs Due to Capital Adequacy Requirements. If after the date hereof any change in law or regulation or the interpretation thereof by any court of administrative or governmental authority charged with the administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, applicable from time to time now or after the date hereof to Banks in general, shall (A) impose, modify, deem applicable or result in the application of any capital maintenance, capital ratio or similar requirements against loan commitments or other facilities made by Bank and the result thereof shall be to impose upon Bank a fee or a requirement to increase any capital requirements applicable as a result of the making or maintenance of the Loan (which imposition of or increase in capital requirements may be determined by Bank's reasonable allocation of the aggregate of such capital impositions or increases), or (B) subject Bank to any tax, duty or other charge with respect to the Loan, the Fourth Replacement Revolver Note, or change the basis of taxation of payments to Bank of the principal of or interest on the Loan or any other amounts due under this Fourth Replacement Revolver Note, in respect to of the Loan (except for changes in the rate of tax on the overall net income of Bank imposed by any jurisdiction in which Bank is obligated to pay taxes), then, upon demand by Bank, Borrower shall immediately pay to Bank from time to time as specified by Bank, such additional amounts or fees which shall be sufficient to compensate Bank for such impositions of or increases in capital requirements or taxes from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at the Default Rate with respect to amounts or fees not paid when due. Upon the occurrence of any event referred to above, a certificate setting forth in reasonable detail the amounts necessary to compensate Bank as a result of an imposition of or increase in capital requirements or taxes submitted by Bank to Borrower shall be conclusive, absent manifest error or bad faith, as to the amount thereof.

    13.  Special Provisions of LIBOR Tranches.

          (1)  Unavailability of Funds and Indeterminate Interest Rates.
If on or before the date Bank is to make any LIBOR Tranche or on or before any Effective Date (1) Bank determines in good faith that it is unable to obtain funds at the LIBOR Rate for the elected Interest Period for any reason, including, but not limited to the unavailability of funds at such rate, any change in existing law, any new law, the length of such Interest Period, or otherwise or (2) Bank determines in good faith that no adequate means exists to determine the LIBOR Rate for such Interest Period, then, at Bank's option, Borrower shall be deemed to have requested a Prime Rate Tranche or shall be required to elect an Interest Period of a length for which Bank may obtain funds at the LIBOR Rate.

          (2) Changes Affecting Ability to Maintain Funds. If, during any Interest Period, any change in existing law, any new law, or any other factor beyond the control of Bank prevents Bank in its good faith determination from maintaining funds at the rate of adjustment of which determines the LIBOR Rate for such Interest Period and requires Bank to cease so maintaining funds actually so maintained prior to termination of such Interest Period, then on the date of such required cessation, Borrower shall be required to specify a different Interest Rate for such Interest Period or, in the alternative, to elect an Interest Period of a length for which Bank may maintain funds at the rate the adjustment of which determines the LIBOR Rate. In addition, within five (5) days after Bank notifies Borrower of such required conversion, Borrower shall reimburse Bank for any loss or expense Bank has certified in writing to Borrower that Bank has incurred as a result of any such required cessation.

    14.  Interest Limitation; Severability

          (1) Nothing herein contained nor any transaction related hereto shall be construed or shall operate either presently or prospectively to require Borrower to pay interest at a rate greater than is now lawful in such case to contract for, but shall require payment of interest only to the extent of such lawful rate. Any interest paid in excess of the lawful rate shall be refunded to Borrower. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding hereunder, in which event any applicable prepayment premium shall be waived with respect to the amount so prepaid, and shall be applied in such order as Bank may determine. If the excessive amount of interest paid exceeds the sums outstanding hereunder, the portion exceeding the said sums outstanding hereunder shall be refunded in cash by Bank. Any such crediting or refund shall not cure or waive any default by Borrower hereunder or under the other Loan Documents. Borrower agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal amount (except payments specifically stated herein to be "interest"), including, without limitation, late charges, shall be deemed, to the extent permitted by law, to be an expense, fee or indemnity rather than interest.

          (2) In the event that for any reason one or more of the provisions of this Fourth Replacement Revolver Note or their application to any person or circumstance shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall, to such extent, be held for naught as though not herein contained but shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourth Replacement Revolver Note, but this Fourth Replacement Revolver Note shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

    15. Notices. All notices, requests, demands or other communications to or upon the Borrower or the Bank shall be deemed to have been given or made when hand delivered or deposited in the mail by certified mail, return receipt requested, postage prepaid, addressed to the Borrower or the Bank, as the case may be, at their respective addresses as the Borrower or the Bank may hereafter specify in writing to the other, except that any communication with respect to a change of address shall be deemed to be given or made when received by the Borrower or the Bank to whom such communication was sent.

    16. Successors and Assigns. This Fourth Replacement Revolver Note is binding upon the Borrower and its successors and assigns except that Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein.

    17. Amendment. This Fourth Replacement Revolver Note may not be charged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change modification or discharge is sought.

    18. Governing Law. This Fourth Replacement Revolver Note has been executed and delivered in the State of New Jersey and shall be construed and enforced in accordance with the laws of the Stat of New Jersey.

    19. Captions. The captions or headings of the sections in this Fourth Replacement Revolver Note are for convenience only and shall not control or effect the meaning or construction of any term or provision of this Fourth Replacement Revolver Note.

    20. Replacement Note. This Fourth Replacement Revolver Note is a modification and replacement of a certain Revolver Note of the Borrower to the Bank dated October 27, 1994, the Replacement Revolver Note of the Borrower to the Bank dated November 1, 1996, the Second Replacement Revolver Note of the Borrower to the Bank dated October 26, 1996 [which should have been dated 1998] and the Third Replacement Revolver Note of the Borrower to the Bank dated October 29, 1999 (collectively, the "Original Notes"). The indebtedness that is evidenced by this Fourth Replacement Revolver Note represents in part the same indebtedness as that evidenced by the Original Notes, and this Fourth Replacement Revolver Note shall not in any way whatsoever constitute a cancellation or novation with respect to the indebtedness evidenced by the Original Notes.


     IN WITNESS WHEREOF, the Borrower has executed this Fourth Replacement Revolver Note as of the date and year first above written.


ATTEST:                               DATARAM CORPORATION,
                                      a New Jersey corporation

By: ANTHONY LOUGEE                    By: MARK MADDOCKS
    _____________________                 ______________________
    Anthony Lougee                        Mark Maddocks
    Print Name and Title                  Print Name and Title
    Controller                            Vice-President, Finance

                                      FIRST UNION NATIONAL BANK

                                      By: ELLEN DODEL
                                          ______________________
                                          Ellen Dodel, Vice President
                                          Print Name and Title

               SCHEDULE TO FOURTH REPLACEMENT REVOLVER NOTE

                                            Unpaid
                                            Principal
                         Amount of          Balance of         Name of
           Amount of     Principal          Revolving          Person Making
Date       Loan          Prepaid            Credit Note        Notation
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